Rule 424(b)(3)
                                                          File No. 333-3803

          PRICING SUPPLEMENT NO. 2, DATED May 20, 1998
          (To Prospectus dated September 30, 1996
          and Prospectus Supplement dated September 30, 1996)

          NATIONAL FUEL GAS COMPANY

          (Medium-Term Notes, Series D)

          Trade Date:   May 20, 1998

          Principal Amount:   $200,000,000

          Price to Public:   100%

          Issue Date:    May 26, 1998 (the Offered Notes
                              will bear interest from May 26, 1998)

          Maturity Date:   May 27, 2008

          Interest Rate:   6.303%

          Interest Payment Dates: May 1 and November 1, commencing November
                                       1, 1998

          Proceeds to the Company:   $198,750,000

          Redemption Terms:   Non-redeemable

          Repayable at the option of holder:  Yes    No x
                                                 ---   ---

               Repayment Date:  N/A

               Repayment Price:  N/A

               Election Period:  N/A

               Other Terms:  N/A

               IN CONNECTION WITH THIS OFFERING, THE PURCHASERS NAMED HEREIN MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."


                                     UNDERWRITING

                    The purchasers named below (Purchasers), have severally agreed, subject to the terms and conditions of a Terms Agreement, dated May 20, 1998 (Terms Agreement), to purchase from the Company the principal amounts of Offered Notes set forth opposite their respective names.

                    Purchaser                          Principal Amount
                    ---------                          ----------------

               PaineWebber Incorporated                     $157,450,000
               Prudential Securities Incorporated             30,000,000
               Bear, Stearns & Co. Inc.                       12,550,000
                                                            ------------
                    Total                                   $200,000,000
                                                            ============


                    Under the terms and conditions of the Terms Agreement, the Company has agreed that during the period ending on the Issue Date set forth above, it will not offer for sale, issue or sell, or enter into any agreement to offer for sale, issue or sell, any securities of the Company having terms substantially similar to those of the Offered Notes.

                    In connection with the offering of the Offered Notes, the Purchasers may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Notes. Specifically, the Purchasers may overallot in connection with the offering of the Offered Notes, creating a short position. In addition, the Purchasers may bid for and purchase Offered Notes in the open market to cover short positions or to stabilize the price of the Offered Notes. Finally, the Purchasers may reclaim selling concessions allowed for distributing the Offered Notes in the offering of the Offered Notes, if the Purchasers repurchase previously distributed Offered Notes in covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Notes above independent market levels. The Purchasers are not required to engage in any of these activities, and may end any of them at any time.